Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Rob Jorgenson
December 18, 2012		724-465-5448

S&T Bancorp Announces Appointment of Two Senior Executives

— Bank Names Chief Operating Officer Designate and New Chief Banking Officer —

Indiana, Pennsylvania – S&T Bancorp, Inc. (Nasdaq: STBA) a full-service financial institution with branch locations in 11 Pennsylvania counties, is pleased to announce the recent appointment of two key senior executives:

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David Ruddock has been named chief operating officer designate. He will assume his new role on March 30, 2013. Currently, Ruddock serves as senior executive vice president, chief administrative officer for market sales and retail banking sales group manager at S&T Bank. He has been a member of the S&T Bank team for more than 27 years. Ruddock’s broad portfolio of experience enables him to bring a wide range of proficiencies to his latest role with the bank, including operations, technology, marketing and mortgage banking. Ruddock will replace current COO Edward C. Hauck, who is retiring on March 29, 2013.

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Gary Small has been named chief banking officer effective January 2, 2013. In this new role, Small will be responsible for overseeing all of S&T Bank’s retail banking operations including market sales and retail banking sales as well as S&T Evergreen Insurance and S&T Wealth Management. Small brings more than 26 years of experience in the banking industry to his new role, particularly in the area of sales leadership. In nearly two and half decades as a banker, Small has held primary responsibility for sales generation and profitable growth for a number of organizations. Prior to joining S&T Bank, Small held executive vice president and senior vice president roles in the banking industry across the Midwest.

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News Release – p. 2

S&T Bancorp Announces Appointment of Two Senior Executives (cont.)

— Bank Names New Chief Operating Officer Designate and New Chief Banking Officer —

“David and Gary both have proven track records of strong leadership, and they know how to engineer strategic growth and operational efficiency. Their skills will enable S&T Bank to continue making good on its promise of ‘Relationship Banking…One Customer at a Time.’ I’m pleased to congratulate David on his new role and to welcome Gary to our organization,” said Todd D. Brice, president and chief executive officer of S&T Bank. “At the same time, I want to once again extend my sincere gratitude to Ed Hauck for his many years of service to S&T Bank. His vision and guidance over many years served the bank well, and I want to wish him the very best in retirement.”

For more information about S&T Bank, please visit www.stbank.com or call 800.325.2265.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson, Washington, and Westmoreland counties. With assets of $4.4 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit http://www.stbancorp.com.

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